BlackRock Life Limited
 BlackRock Advisors, LLC
 Aperio Group, LLC
 BlackRock (Netherlands) B.V.
 BlackRock Fund Advisors*
 BlackRock Institutional Trust Company, National Association
 BlackRock Asset Management Ireland Limited
 BlackRock Financial Management, Inc.
 BlackRock Asset Management Schweiz AG
 BlackRock Investment Management, LLC
 BlackRock Investment Management (UK) Limited
 SpiderRock Advisors, LLC
 BlackRock Asset Management Canada Limited
 BlackRock Asset Management Deutschland AG
 BlackRock (Luxembourg) S.A.
 BlackRock Investment Management (Australia) Limited
 BlackRock Advisors (UK) Limited
 BlackRock Fund Managers Ltd



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.